Exhibit 99.1

GOLDEN ENTERTAINMENT ANNOUNCES PRICING OF SENIOR NOTES OFFERING

LAS VEGAS, NV – April 8, 2019 – Golden Entertainment, Inc. (Nasdaq: GDEN) (“Golden”) announced today that it has priced $375 million in aggregate principal amount of 7.625% senior unsecured notes due 2026 at an issue price of 100.000% (the “Notes”). The Notes are being offered (the “Offering”) and sold only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act. The Offering is expected to close on April 15, 2019, subject to customary closing conditions.

Golden intends to use the net proceeds of the Offering to (i) repay all of the outstanding indebtedness under its existing Second Lien Credit Agreement, dated as of October 20, 2017, (ii) repay all of the outstanding revolving indebtedness under its existing First Lien Credit Agreement, dated as of October 20, 2017 (as amended, restated or otherwise modified from time to time, the “Existing First Lien Credit Agreement”), (iii) repay a portion of the outstanding term loan indebtedness under the Existing First Lien Credit Agreement, and (iv) pay accrued interest, fees and expenses related to each of the foregoing.

The Notes have not been registered under the Securities Act, or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Golden Entertainment, Inc.

Golden owns and operates gaming properties across two divisions – resort casino operations and distributed gaming. Golden operates approximately 17,340 slots, 162 table games, and 7,318 hotel rooms, and provides jobs for approximately 8,100 team members. Golden owns ten casino resorts – nine in Southern Nevada and one in Maryland. Through its distributed gaming business in Nevada and Montana, Golden operates video gaming devices at over 1,000 locations and owns over 60 traditional taverns in Nevada. Golden is also licensed in Illinois and Pennsylvania to operate video gaming terminals.

Forward Looking Statements

This press release contains forward-looking statements regarding future events, including statements regarding the proposed private offering, that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “should,” “think,” “will,” “would” and similar expressions, or they may use future dates. Forward-looking statements in this press release include, without limitation, statements regarding Golden’s expectations as to the completion, timing and size of the proposed private offering, and the anticipated use of proceeds therefrom. These forward-looking statements are subject to assumptions, risks and uncertainties that may change at any time, and readers are therefore cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ include, among other things: risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, and other risks and uncertainties discussed in Golden’s filings with the SEC, including the “Risk Factors” section of Golden’s Annual Report on Form 10-K for the year ended December 31, 2018. Golden undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise.

Contacts

Investor Relations	Golden Entertainment, Inc.
Joseph Jaffoni, Richard Land, James Leahy	Charles H. Protell
JCIR	Chief Financial Officer
212/835-8500 or gden@jcir.com	702/893-7777

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